SHARE PURCHASE AGREEMENT

                    Made as of July 31, 1997



                             Between

                       KCI EQUI-TRON INC.
                          as Purchaser

                               and

                       JAMES H. ALEXANDER
                     ELLEANOR ALEXANDER and
                         SCOTT ALEXANDER
                           as Vendors





                       TABLE OF CONTENTS

     RECITALS                                                   1

SECTION 1 - INTERPRETATION
     1.1  Definitions.........................................  1
          (1)  Affiliate......................................  2
          (2)  Agreement......................................  2
          (3)  Applicable Law.................................  2
          (4)  Annual Financial Statements....................  2
          (5)  Benefit Plans..................................  2
          (6)  Business.......................................  2
          (7)  Business Day...................................  2
          (8)  Canadian Dollars and the symbol C$.............  2
          (9)  Claim..........................................  2
          (10) Closing Date...................................  3
          (11) Closing Financing Statements...................  3
          (12) Closing Time...................................  3
          (13) Contaminant....................................  3
          (14) Corporation....................................  3
          (15) Encumbrance....................................  3
          (16) Environmental Claim............................  3
          (17) Environmental Law..............................  3
          (18) Equi-US........................................  4
          (19) Environmental Permits..........................  4
          (20) Escrow Agent...................................  4
          (21) Escrow Agreement...............................  4
          (22) Escrow Amount..................................  4
          (23) Excluded Property..............................  4
          (24) First Refusal Property.........................  4
          (25) GAAP...........................................  4
          (26) Governmental Authority.........................  4
          (27) Gross Revenue..................................  4
          (28) Intellectual Property..........................  5
          (29) Invacare Rights................................  5
          (31) Lease..........................................  5
          (32) Leased Premises................................  5
          (33) Notice.........................................  5
          (34) Offered Property...............................  5
          (35) Person.........................................  5
          (36) Property.......................................  5
          (37) Purchase.......................................  6
          (38) Purchase Price.................................  6
          (39) Purchased Shares...............................  6
          (40) Release........................................  6
          (41) Shareholders' Equity...........................  6
          (42) Statement Date.................................  6
          (43) Tax or Taxes...................................  6
          (44) Third Party Offer..............................  7
          (45) United States Dollars and the symbol US$.......  7
     1.2  Headings and References.............................  7
     1.3  Extended Meanings...................................  7
     1.4  Best of Knowledge...................................  7
     1.5  Schedules...........................................  7

SECTION 2 - PURCHASE AND SALE
     2.1  Purchase and Sale...................................  8
     2.2  Payment.............................................  8
     2.3  Allocation of Purchase Price........................  9
     2.4  Closing Financial Statements........................  9
     2.5  Disputes Concerning Closing Financial Statements.... 10
     2.6  Purchase Price Adjustment........................... 10
     2.7  Calculation of Gross Revenue........................ 11

SECTION 3  -  REPRESENTATIONS AND WARRANTIES OF THE VENDORS
     3.1  Corporate Matters................................... 11
          (1)  Status and Capacity of Corporation............. 11
          (2)  Capacity of Vendor............................. 11
          (3)  Enforceability................................. 12
          (4)  Residence...................................... 12
          (5)  Investments.................................... 12
          (6)  Corporate Records.............................. 12
          (7)  Transfer Taxes................................. 12
          (8)  Shareholders' Agreements, etc.................. 12
          (9)  Licences and Permits........................... 12
          (10) Operations and Assets.......................... 12
     3.2  Share Capital and Dividends and Shares.............. 13
          (1)  Authorized and Issued Share Capital............ 13
          (2)  Title to Shares................................ 13
          (3)  No Other Purchase Agreements................... 13
          (4)  Dividends...................................... 13
          (5)  Contractual and Regulatory Approvals........... 13
     3.3  Financial Matters................................... 14
          (1)  Books and Records.............................. 14
          (2)  Financial Statements........................... 15
          (3)  Liabilities of the Corporation................. 15
          (4)  Outstanding Agreements......................... 15
          (5)  Product Guarantees, Warranties and Discounts... 15
          (6)  Accounts Receivable............................ 16
          (7)  Inventories.................................... 17
          (8)  Absence of Certain Changes or Events........... 17
          (9)  Tax Matters.................................... 19
          (10) Bank Accounts and Authorizations............... 20
          (11) Insurance...................................... 20
          (12) Capital Expenditures........................... 21
          (13) Non-Arm=s Length Matters....................... 21
     3.4  Property of Corporation............................. 21
          (1)  Title to Assets................................ 21
          (2)  Real Properties................................ 22
          (3)  Leases and Leased Premises..................... 22
          (4)  Status of Property............................. 23
          (5)  Environmental Matters.......................... 23
          (6)  Personal Property.............................. 24
          (7)  Work Orders and Deficiencies................... 24
          (8)  Plants, Facilities and Equipment............... 24
          (9)  Intellectual Property.......................... 24
     3.5  Conduct of Business................................. 25
          (1)  Suppliers...................................... 25
          (2)  Customers...................................... 25
          (3)  Necessary Assets............................... 25
          (4)  Restrictions on Doing Business................. 25
          (5)  Contracts...................................... 25
     3.6  Employment Matters.................................. 26
          (1)  Employees...................................... 26
          (2)  Benefit Plans.................................. 26
          (3)  Remuneration................................... 26
          (4)  Labour Matters and Employee Contracts.......... 26
          (5)  Employee Legislation........................... 27
     3.7  General Matters..................................... 27
          (1)  Compliance with Constating Documents, Agreements
               and Laws....................................... 27
          (2)  Litigation..................................... 27
     3.8  Equitron, Inc....................................... 28
          (1)  Jurisdiction and Ownership..................... 28
          (2)  Business....................................... 28

SECTION 4  -  REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
     4.1  Status.............................................. 28
     4.2  Due Authorization................................... 28
     4.3  Enforceability...................................... 28
     4.4  Contractual and Regulatory Approvals................ 28
     4.5  Compliance with Constating Documents, Agreements
          and Laws............................................ 29

SECTION 5 - FIRST RIGHT OF REFUSAL
     5.1  First Right of Refusal.............................. 29

SECTION 6  -  CONDITIONS
     6.1  Closing Conditions in Favour of the Purchaser....... 30
          (1)  Vendors' Obligations........................... 30
          (2)  Adverse Proceedings............................ 30
          (3)  Status of Lease................................ 30
          (4)  Employment Agreements.......................... 30
          (5)  Indebtedness of Shareholders, Directors etc.... 30
          (6)  Releases and Resignations...................... 30
          (7)  Corporate Action............................... 31
          (8)  Approvals, Consents, Etc....................... 31
          (9)  Invacare Rights................................ 31
          (10) Purchaser's Approval........................... 31
          (11) Approval of Counsel and Opinion................ 31
     6.2  Closing Conditions in Favour of the Vendor.......... 31
          (1)  Purchaser's Obligations........................ 31
          (2)  Adverse Proceedings............................ 31
          (3)  Personal Guarantees............................ 31
          (4)  Corporate Action............................... 31
          (5)  Approvals, Consents, Etc....................... 31
          (6)  Approval of Counsel and Opinions............... 32

SECTION 7  -  SURVIVAL AND INDEMNITY
     7.1  Survival............................................ 32
     7.2  Indemnity of the Vendors............................ 33
     7.3  Indemnity of the Purchaser.......................... 33
     7.4  Limitations......................................... 34
     7.5  Notice of Claim..................................... 34
     7.6  Direct Claims....................................... 34
     7.7  Third Party Claims.................................. 35
     7.8  Settlement of Third Party Claims.................... 35
     7.9  Co-operation........................................ 35
     7.10 Exclusivity......................................... 36

SECTION 8  -  CLOSING
     8.1  Closing............................................. 36

SECTION 9  -  ARBITRATION
     9.1  Rules............................................... 36

SECTION 10  -  MISCELLANEOUS
     10.1 Shareholder Loans................................... 37
     10.2 Dissolution of Equi-US.............................. 37
     10.3 Further Assurances.................................. 37
     10.4 Preservation of Books and Records................... 37
     10.5 Brokers............................................. 37
     10.6 Notice.............................................. 37
     10.7 Time................................................ 39
     10.8 Governing Law....................................... 39
     10.9 Entire Agreement.................................... 39
     10.10 Severability....................................... 39
     10.11 Assignment and Enurement........................... 39
     10.12 Counterparts....................................... 39


                   SHARE PURCHASE AGREEMENT


This Agreement is made as of July 31, 1997, between


                    KCI EQUI-TRON INC., a corporation formed under the laws of Ontario as Purchaser


                              and


                    JAMES H. ALEXANDER
                    ELLEANOR ALEXANDER
                    SCOTT ALEXANDER, each of the
                    town of Milton, province of Ontario
                    as Vendors


RECITALS

A. The Vendors are the registered and beneficial owners of the Purchased Shares.

B. The Purchaser wishes to purchase and the Vendors wish to sell the Purchased Shares on the terms and conditions of this Agreement.

C.   The Purchaser is a wholly-owned subsidiary of Kinetic
Concepts, Inc., a Delaware corporation ("KCI").

FOR VALUE RECEIVED, the parties agree as follows:

SECTION 1 - INTERPRETATION

1.1  Definitions.  In this Agreement:

(1) Affiliate means any Person that directly or indirectly controls, is controlled by, or is under common control with, another Person and for greater certainty includes a Subsidiary. For the purposes of this definition, a Person Acontrols@ another Person if that Person directly or indirectly possesses the power to direct or cause the direction of the management and policies of that other Person, whether through the ownership of securities, by contract or by any other means and "controlled by" and "under common control with" have corresponding meanings.

(2) Agreement means this agreement including any recitals and schedules to this agreement, as amended, supplemented or restated from time to time.

(3) Applicable Law, in respect of any Person, property, transaction or event, means all laws, statutes, regulations, treaties, judgments and decrees applicable to that Person, property, transaction or event and all legally effective directives, rules and orders of any Governmental Authority of competent jurisdiction having authority over that Person, property, transaction or event.

(4) Annual Financial Statements means the unaudited financial statements of the Corporation as at and for the twelve month period ended February 28, 1997 consisting of a balance sheet, statement of loss, statement of deficit and statement of changes in financial position for the period then ended, together with the notes thereto, as reviewed by Lorne C. Wallace, Chartered Accountant.

(5)  Benefit Plans has the meaning given to it in Section 3.6(1).

(6) Business means the business of designing, developing, manufacturing, distributing and selling of health care related products including beds and bed systems as now conducted by the Corporation.

(7) Business Day means a day on which banks are open for business in Toronto, Ontario and San Antonio, Texas but does not include a Saturday, Sunday or any other day which is a legal holiday in any such city.

(8) Canadian Dollars and the symbol C$ each means lawful money of Canada.

(9)  Claim has the meaning given to it in Section 7.2.

(10) Closing Date means July 31, 1997 or such other date as may be agreed by the parties.

(11) Closing Financing Statements has the meaning given to it in
Section 2.4.

(12) Closing Time has the meaning given to it in Section 8.1.

(13) Contaminant means any hazardous product, dangerous good, chemical waste, toxic substance, contaminant, pollutant or deleterious substance.

(14) Corporation means Equi-tron Mfg. Inc., a corporation subsisting under the laws of Ontario.

(15) Encumbrance means any charge, mortgage, lien, pledge, claim, restriction, security interest or other encumbrance whether created or arising by agreement, statute or otherwise at law, attaching to property, interests or rights and shall be construed in the widest possible terms and principles known under the law applicable to such property, interests or rights and whether or not they constitute specific or floating charges as those terms are understood under the laws of the Province of Ontario.

(16) Environmental Claim means a written claim, notice, enforceable administrative order, citation, complaint, summons, writ, proceeding or demand relating to remediation, investigation, monitoring, emergency response, decontamination, restoration or other action required by a Governmental Authority of competent jurisdiction under any Environmental Law or any notice, claim, demand or other communication alleging or asserting liability of the Corporation, for investigatory, monitoring or cleanup costs, Governmental Authority response costs, damages, personal injuries, fines, penalties or for other relief, and arising out of, based on or resulting from (i) the presence, or Release into the environment, of any Contaminant in violation of any Environmental Law, or (ii) any non-compliance or alleged non-compliance by the Corporation with any Environmental Law.

(17) Environmental Law means all Applicable Laws to the extent relating to the protection and preservation of the environment or the manufacture, processing, distribution, use, treatment, storage, disposal, discharge, packaging, transport, handling, containment, clean-up or other remediation or corrective action of any Contaminant, including the Environmental Protection Act, (Ontario), as amended from time to time, and the Canadian Environmental Protection Act, as amended from time to time.

(18) Equi-US has the meaning given to it in Section 3.8.

(19) Environmental Permits means all permits, certificates, approvals, consents, registrations and licences issued by any Governmental Authority of competent jurisdiction under Environmental Laws.

(20) Escrow Agent means McMillan Binch.

(21) Escrow Agreement means the escrow agreement of even date herewith between the Vendors, the Purchaser and the Escrow Agent.

(22) Escrow Amount means US$115,000.

(23) Excluded Property means the Corporation=s interest in the research and development projects conducted by the Corporation and James Alexander relating to: (i) the breast pump project,
(ii) the patient quad control project, (iii) the chest percussor project, and (iv) the postual drainage table project, including all Intellectual Property related exclusively thereto and all rights with respect to the manufacture, sale and distribution of any future products resulting from such projects.

(24) First Refusal Property has the meaning given to it in
Section 5.1.

(25) GAAP means generally accepted accounting principles in effect in Canada at the relevant time, including the accounting recommendations published in the Handbook of the Canadian
Institute of Chartered Accountants.

(26) Governmental Authority means any domestic or foreign government, including any federal, provincial, state, territorial or municipal government, and any government agency, tribunal, commission or other authority exercising executive, legislative, judicial or regulatory functions of, or pertaining to, government.

(27) Gross Revenue means, in respect of any year, the revenues received by the Corporation and its Affiliates during such year from the sale of the Corporation's products existing or under development on the Closing Date and identified in Schedule 1.1(27) (other than the Excluded Property) less:

     (a) quantity, trade and cash discounts provided by the Corporation or its Affiliates to its customers in respect of such products;

     (b) an allowance for returns in respect of such sales, consistent with the past experience of the Corporation and its Affiliates;

     (c) freight, transportation and other delivery expenses incurred by the Corporation or its Affiliates in respect of such sales; and

     (d) all sales, withholding or other Taxes incurred by the Corporation or its Affiliates in respect of such sales.

(28) Intellectual Property means all patents, patent applications and registrations, inventions, trade marks, trade names, trade mark applications and registrations, trade name registrations, service marks, designs, copyrights, copyright applications and registrations, industrial designs, trade secrets, know how, inventions and other intellectual property domestic or foreign, owned or used by the Corporation or relating to the Business but not relating to Excluded Property.

(29) Invacare Rights means the proprietary rights described in
Schedule 6.1(9).

(30) KCI has the meaning given to it in the recitals to this agreement.

(31) Lease has the meaning given to it in Section 3.4(3).

(32) Leased Premises has the meaning given to it in Section
3.4(3).

(33) Notice means any notice, approval, demand, direction, consent, designation, request, document, instrument, certificate or other communication required or permitted to be given under this Agreement.

(34) Offered Property has the meaning given to it in Section 5.1.

(35) Person means any natural person, sole proprietorship, partnership, corporation, trust, joint venture, any Governmental
Authority or any incorporated or unincorporated entity or association of any nature.

(36) Property means the Leased Premises, the Corporation's interest in the Lease, and any real property now or previously owned or occupied by the Corporation or any of its predecessors.

(37) Purchase means the transaction of purchase and sale of the Purchased Shares contemplated by this Agreement.

(38) Purchase Price has the meaning given to it in Section 2.1.

(39) Purchased Shares means all the shares in the capital of the Corporation outstanding as at the opening of business on the Closing Date.

(40) Release means any release, spill, leak, emission, pumping, injection, deposit, discharge, dispersal, leaching, migration, spraying, abandonment, pouring, emptying, throwing, dumping, placing or exhausting of a Contaminant, and when used as a verb has a like meaning.

(41) Shareholders' Equity means the aggregate of the following amounts, each determined in accordance with GAAP as shown on the Closing Financial Statements:

     (a)  stated capital,

     (b) retained earnings (other than retained earnings arising from a revaluation of assets) or deficit, and

     (c)  contributed surplus.

(42) Statement Date  means the date of the Annual Financial
Statements, which for greater certainty is February 28, 1997.

(43) Tax or Taxes includes all present and future taxes, surtaxes, duties, levies, imposts, rates, fees, assessments, withholdings, dues and other charges of any nature imposed by any Governmental Authority, including income, capital (including large corporations), withholding, consumption, sales, use, transfer, goods and services or other value-added, excise, customs, anti-dumping, countervail, net worth, stamp, registration, franchise, payroll, employment, health, education, business, school, property, local improvement, development, education development and occupation taxes, surtaxes, duties, levies, imposts, rates, fees, assessments, withholdings, dues and charges, together with all fines, interest, penalties on or in respect of, or in lieu of or for non-collection of, those taxes, surtaxes, duties, levies, imposts, rates, fees, assessments, withholdings, dues and other charges.

(44) Third Party Offer has the meaning given to it in Section
5.1.

(45) United States Dollars and the symbol US$ each means lawful money of the United States of America.

1.2 Headings and References. The division of this Agreement into sections and subsections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. The terms "this Agreement", "hereof", "hereunder" and similar expressions refer to this Agreement and not to any particular section, subsection or other portion hereof and include any agreement supplemental hereto. Unless something in the subject matter or context is inconsistent therewith, references herein to "Sections" are to sections, subsections and further subdivisions of sections of this Agreement.

1.3  Extended Meanings.   Unless otherwise specified, words
importing the singular include the plural and vice versa and words importing gender include all genders. The term "including" means "including without limitation".

1.4 Best of Knowledge. Any statement in this Agreement expressed to be made to "the best of the Vendors' knowledge" and any other references to the knowledge of the Vendors shall be understood to be made on the basis of the Vendors' actual knowledge, after diligent inquiry, of the relevant subject matter or on the basis of such knowledge of the relevant subject matter as the Vendors would have had if they had conducted such diligent inquiry.

1.5 Schedules. The following are the schedules annexed to this Agreement and incorporated by reference and deemed to be part hereof:

          Schedule 1.1(27)    -    Products of the Corporation
          Schedule 2.3        -    Allocation of Purchase Price
          Schedule 3.1(10)    -    Operations and Assets
          Schedule 3.2(5)     -    Contractual and Regulatory
                                     Approvals
          Schedule 3.3(4)     -    Outstanding Agreements
          Schedule 3.3(5)     -    Product Guarantees, Warranties
                                     and Discounts
          Schedule 3.3(6)     -    Accounts Receivable
          Schedule 3.3(8)(n)  -    Employee Compensation
          Schedule 3.3(10)    -    Bank Accounts and Authorizations
          Schedule 3.3(11)    -    Insurance
          Schedule 3.3(13)    -    Non-Arm's Length Matters
          Schedule 3.4(1)     -    Encumbrances
          Schedule 3.4(3)     -    Leased Premises
          Schedule 3.4(6)     -    Personal Property
          Schedule 3.4(9)     -    Intellectual Property
          Schedule 3.5(1)     -    Suppliers
          Schedule 3.5(2)     -    Customers
          Schedule 3.5(5)     -    Contracts
          Schedule 3.6(1)     -    Employees and Benefit Plans
          Schedule 3.6(5)     -    Occupational Health and Safety Matters
          Schedule 4.4        -    Contractual and Regulatory Approvals
          Schedule 6.1(3)     -    Form of Lease
          Schedule 6.1(9)     -    Invacare Rights
          Schedule 6.2(7)     -    KCI Indemnity
          Schedule 6.2(8)     -    Employee Bonus

SECTION 2 - PURCHASE AND SALE

2.1  Purchase and Sale.

     (1) The Vendors shall sell and the Purchaser shall purchase all but not part of the Purchased Shares upon and subject to the terms and conditions of this Agreement for a purchase price (the "Purchase Price") equal to the aggregate of:

          (a)  U.S.$3,000,000 (the "Fixed Dollar Portion"); and

          (b) the amount (the "Earnout Portion") determined in accordance with Section 2.1(2).

     (2) The Earnout Portion will be equal to the aggregate of 5% of the Gross Revenue (stated in United States dollars) received by the Corporation and its Affiliates in respect of each twelve month period ending on July 31 commencing with the fiscal year ending July 31, 1998 and terminating with the fiscal year ending on July 31, 2004. If the Earnout Portion otherwise determined (the "Aggregate Earnout") is less than US$750,000 (the "Minimum Earnout"), the Purchaser shall pay to the Vendors the difference between the Minimum Earnout and the Aggregate Earnout (the "Earnout Difference").

2.2  Payment.

     (1) The Fixed Dollar Portion of the Purchase Price less the Escrow Amount shall be paid and satisfied by the Purchaser by wire transfer of immediately available funds to such account of the Vendors as may be designated in writing by the Vendors to the Purchaser no later than three Business Days prior to the Closing Date.

     (2) The Escrow Amount shall be paid by the Purchaser to the Escrow Agent by wire transfer of immediately available funds, to be held by the Escrow Agent in escrow in accordance with the terms of the Escrow Agreement.

     (3) The Earnout Portion of the Purchase Price in respect of a twelve month period shall be paid by the Purchaser to the Vendors, on or before October 29 in the calendar year following the end of such twelve month period.

     (4)  The Purchaser shall pay to the Vendors, the Earnout
          Difference, if any, on or before October 29, 2002, with the Earnout Difference being credited against any remaining payment of the Earnout Portion of the Purchase Price.

     (5) From time to time after the Closing Date, the Purchaser shall be entitled to set-off against and deduct from any amount payable under this Section 2.2 the aggregate amount of claims made by the Purchaser under Section 7 subject to the limitation contained in Section 7.4.

2.3 Allocation of Purchase Price. The Purchaser and the Vendors shall allocate the Purchase Price among the Purchased Shares as set out in Schedule 2.3. The Vendors and the Purchaser agree that the values so attributed to the Purchased Shares are the respective fair market values thereof, and each party shall file in mutually agreeable form all returns and elections required or desirable under the Income Tax Act (Canada) in a manner consistent with the foregoing allocations.

2.4 Closing Financial Statements. As soon as is practicable, and in any event not later than 45 days following the Closing Date, the Vendors shall deliver to the Purchaser an unaudited balance sheet for the Corporation as of the close of business on the Closing Date (the "Closing Balance Sheet") and an unaudited income or loss statement for the Corporation for the period from March 1, 1997 to the Closing Date (the "Closing Income Statement") each of which shall be reviewed by Lorne C. Wallace, Chartered Accountant. The Closing Balance Sheet and the Closing Income Statement (collectively, the "Closing Financial Statements") shall be prepared in accordance with GAAP applied on a basis consistent with the Annual Financial Statements and shall present fairly the financial position of the Corporation as at the Closing Date and the sales, income or loss and net income or loss for the period from March 1, 1997 to the Closing Date. For greater certainty, the Closing Financial Statements shall include an accrual for the employee bonus paid pursuant to Section 6.2(8) and an accrual for products warranty obligations of the Corporation determined in accordance with GAAP.

2.5 Disputes Concerning Closing Financial Statements. The Purchaser or its auditors, Ernst & Young, Chartered Accountants, may dispute any aspect of the Closing Financial Statements by notice in writing given to the Vendors within 30 days following delivery of the Closing Financial Statements to the Purchaser. During such time, the Purchaser shall, if it so requests, have access to Lorne C. Wallace's working papers. Unless such dispute is not resolved promptly by agreement, the Vendors and the Purchaser may request Coopers & Lybrand (the "Independent Accountant") to arbitrate the dispute. The Independent Accountant shall designate a partner (the "Arbitrator") to determine the matter in dispute as a single arbitrator in accordance with the Arbitrations Act, 1991 (Ontario). The cost of the arbitration shall be borne by the parties in accordance with the discretion of the Arbitrator having due regard to the outcome of the arbitration. The decision of the Arbitrator with respect to any matter in dispute (including as to all procedural matters and as to any decision as to costs) shall be final and binding on the Vendors and the Purchaser and shall not be subject to appeal by any party. Upon agreement with respect to all matters in dispute, or upon a decision of the Arbitrator with respect to all matters in dispute, such amendments shall be made to the Closing Financial Statements as may be necessary to reflect such agreement or such decision, as the case may be. In such event, references in this Agreement to the Closing Financial Statements, will refer to the Closing Financial Statements, as so amended.

2.6 Purchase Price Adjustment. If the Shareholders Equity shown on the Closing Balance Sheet is less than C$160,000, the Fixed Dollar Portion of the Purchase Price payable for the Purchased Shares shall be decreased by an amount equal to the difference between C$160,000 and the Shareholders Equity with such difference being converted to US dollars at the spot rate quoted by Royal Bank of Canada on the Closing Date. In the event that such a reduction in the Fixed Dollar Portion of the Purchase Price occurs, James Alexander (on his own behalf and on behalf of the other Vendors) and the Purchaser shall jointly direct the Escrow Agent to pay such amount out of the Escrow Amount (plus any interest accumulated on such amount) to the Purchaser, and the remaining portion, if any, of the Escrow Amount (plus any interest accumulated on such remaining portion) to James Alexander (on his own behalf and on behalf of the other Vendors). In the event that the reduction in the Fixed Dollar Portion of the Purchase Price exceeds the Escrow Amount, the Vendors shall forthwith pay such difference to the Purchaser by certified cheque or banker's draft in US dollars in immediately available funds to or to the order of the Purchaser. If the Shareholder=s Equity shown on the Closing Balance Sheet is equal to or greater than C$160,000, James Alexander (on his own behalf and on behalf of the other Vendors) and the Purchaser shall jointly direct the Escrow Agent to pay the Escrow Amount (plus interest accumulated thereon) to James Alexander (on his own behalf and on behalf of the other Vendors).

2.7 Calculation of Gross Revenue. Within 75 days following the twelve month period in respect of which the Earnout Portion of the Purchase Price is payable, the Purchaser shall cause its accountants, Ernst & Young, to determine the Gross Revenue received by the Corporation and its Affiliates in respect of such 12 month period and to deliver a written notice (the "Gross Revenue Notice") to the Vendors setting forth such determination including a breakdown of Gross Revenue by product. The Vendors may dispute any aspect of the Gross Revenue Notice by notice in writing given to the Purchaser within 14 days following delivery of the Gross Revenue Notice to the Vendors. During such time, the Vendors shall, if they so request, have access to Ernst & Young's working papers. If the Purchaser has not received a notice of a dispute within the 14-day period referred to in this
Section 2.7, the Purchaser shall pay the Earnout Portion of the Purchase Price in accordance with Section 2.2(3). If the Vendors and the Purchaser cannot resolve a dispute relating to the Gross Revenue Notice promptly by agreement, the Vendors and the Purchaser may request the Independent Accountant to arbitrate the dispute in accordance with the provisions of Section 2.5. On agreement with respect to all matters in dispute or upon a decision of the Arbitrator with respect to all matters in dispute, the Purchaser shall forthwith pay the amount of the Earnout Portion of the Purchase Price, if any, to the Vendors.

SECTION 3  -  REPRESENTATIONS AND WARRANTIES OF THE VENDORS

     The Vendors jointly and severally represent and warrant to the Purchaser as stated below and acknowledge that the Purchaser is relying on the accuracy of each such representation and warranty in entering into this Agreement and completing the Purchase.

3.1  Corporate Matters.

(1) Status and Capacity of Corporation. The Corporation has been duly incorporated and organized, is a subsisting corporation under the laws of Ontario, and has the corporate power and capacity and is duly qualified to own or lease its property and to carry on its business as now conducted in each jurisdiction in which it owns or leases property or carries on business. The Corporation is a "private company" within the meaning of the Securities Act (Ontario).

(2) Capacity of Vendor. Each Vendor has the power and capacity to execute and deliver this Agreement and to consummate the Purchase and otherwise perform his or her obligations under this Agreement.

(3) Enforceability. This Agreement has been duly and validly executed and delivered by each Vendor and is a valid and legally binding obligation of each Vendor enforceable against such Vendor in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting creditors' rights generally and to the qualification that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.

(4) Residence. None of the Vendors is a non-resident of Canada within the meaning of the Income Tax Act (Canada).

(5) Investments. The Corporation has no subsidiaries and does not own, directly or indirectly, any shares or other equity securities of any corporation or any equity or ownership interest in any Person. The Corporation is not subject to any obligation or requirement to provide funds to or make any investment in any Person by way of loan, capital contribution or otherwise.

(6) Corporate Records. The corporate records and minute books of the Corporation, all of which have been provided to the Purchaser, contain complete and accurate minutes of all meetings of and corporate actions or written resolutions of the directors, committees of directors and shareholders of the Corporation, including all by-laws and resolutions passed by the directors, committees of directors and shareholders of the Corporation, since its formation. All such meetings were duly called and held, all such corporate actions and written resolutions were duly taken or validly signed and all such by-laws and resolutions were duly passed. The share certificate books, register of shareholders, register of transfers, register of directors and similar corporate records of the Corporation are complete and accurate.

(7) Transfer Taxes. All exigible security transfer Taxes or similar Taxes payable in connection with the transfer of any securities of the Corporation have been duly paid.

(8) Shareholders' Agreements, etc. There are no shareholders' agreements, pooling agreements, voting trusts or other similar agreements with respect to the ownership or voting of any of the shares of the Corporation.

(9) Licences and Permits. The Corporation holds all licences, permits and authorizations requisite for, and has complied with all Applicable Laws applicable to, the conduct of the Business.

(10) Operations and Assets. Attached as Schedule 3.1(10) is a list of each jurisdiction in which operations of the Corporation are carried on and a brief description of the nature of such operations and each jurisdiction in which tangible assets owned or used by the Corporation are located.

3.2  Share Capital and Dividends and Shares.

(1) Authorized and Issued Share Capital. The authorized capital of the Corporation consists of 100,000 common shares, of which 100 common shares have been duly issued and are outstanding as fully paid and non-assessable shares in the capital of the Corporation. No shares or other securities of the Corporation have been issued in violation of any Applicable Law, the articles of incorporation, by-laws or other constating documents of the Corporation or the terms of any shareholders' agreement or any agreement to which the Corporation is a party or by which it is bound. The Corporation has not issued or authorized the issue of any shares except the Purchased Shares.

(2) Title to Shares. The Vendors legally and beneficially own and control all of the Purchased Shares with good and marketable title thereto free of any Encumbrances.

(3) No Other Purchase Agreements. No Person has any agreement, option, understanding or commitment, or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement, option or commitment, including a right of conversion or exchange attached to convertible securities, warrants or convertible obligations of any nature, for:

     (a) the purchase, subscription, allotment or issuance of, or conversion into, any of the unissued shares in the capital of the Corporation or any securities of the Corporation;

     (b) the purchase or other acquisition from the Vendors of any of the Purchased Shares; or

     (c) the purchase or other acquisition from the Corporation of any of its undertaking, property or assets, other than in the ordinary course of the Business.

(4) Dividends. Since the Statement Date, the Corporation has not, directly or indirectly, authorized, declared or paid any dividends or declared or made any other distribution or return of capital in respect of any of its shares of any class and has not, directly or indirectly, redeemed, purchased or otherwise acquired any of its shares of any class or agreed to do so.

(5) Contractual and Regulatory Approvals. Except as specified in Schedule 3.2(5), none of the Corporation and the Vendors is under any obligation, contractual or otherwise, to request or obtain the consent or approval of any Person, and no permits, licenses, certifications, authorizations or approvals of, or notifications to, any Governmental Authority are required to be obtained by the Corporation or the Vendors:

     (a) by virtue of or in connection with the execution, delivery or performance by the Vendors of this Agreement or the completion of any of the transactions contemplated herein;

     (b) to avoid the loss of any licence, permit or other authorization or the violation, breach or termination of, or any default under, or the creation of any Encumbrance under the terms of, any Applicable Law; or

     (c) in order that the authority and ability of the Corporation to carry on the Business in the ordinary course and in the same manner as presently conducted remains in good standing and in full force and effect as of and following the Purchase.

Complete and correct copies of any agreements under which the Corporation or any Vendor is obligated to request or obtain any such consent or approval have been provided to the Purchaser.

3.3  Financial Matters.

(1) Books and Records. All material financial transactions of the Corporation have been properly recorded in its books and records, which have been maintained in accordance with GAAP and all other applicable legal and accounting requirements and good business practice. Such books and records:

     (a) accurately reflect the basis for the financial condition and the revenues, expenses and results of operations of the Corporation shown in the Annual
          Financial Statements; and

     (b) together with all disclosures made in this Agreement or in the Schedules hereto, present fairly the financial condition and the revenues, expenses and results of the operations of the Corporation as of and to the date hereof.

No information, records, systems, controls or data pertaining to or required for the operation or administration of the Corporation or the Business are recorded, stored, maintained by, or are otherwise dependent upon, any computerized or other system, program or device that is not exclusively owned and controlled by the Corporation; and on the Closing Date the Corporation will have originals or copies of all such records, systems, controls or data in its possession or control, including where applicable, copies of all computer software and documentation relating thereto.

(2) Financial Statements. The Annual Financial Statements have been prepared in accordance with GAAP applied on a basis consistent with financial statements of previous years and present fairly the assets, liabilities (whether accrued, absolute, contingent or otherwise) and financial condition of the Corporation as at the Statement Date. The financial position of the Corporation is now at least as good as that shown by or reflected in the Annual Financial Statements.

(3)  Liabilities of the Corporation.  There are no liabilities
(contingent or otherwise) of the Corporation of any kind whatsoever, and to the best of the Vendors' knowledge there is no basis for any assertion against the Corporation of any liabilities of any kind, other than:

     (a) the liabilities disclosed, reflected in or provided for in the Annual Financial Statements;

     (b) liabilities in an amount less than US$5,000 each incurred since the Statement Date which were incurred in the ordinary course of the Business and, in the aggregate, are not materially adverse to the Business; and

     (c) other liabilities disclosed in this Agreement or in the Schedules attached hereto.

(4) Outstanding Agreements. The Corporation is not a party to or bound by any outstanding or executory agreement, contract or commitment, whether written or oral, except for:

     (a) any contract, lease or agreement made in the ordinary course of the Business under which the Corporation has a financial obligation of less than US$10,000 per annum and which can be terminated by the Corporation without payment of any damages, penalty or other amount by giving not more than 90 days notice, and

     (b)  the contracts, leases and agreements described in
          Schedule 3.3(4).

Complete and correct copies of each of the contracts, leases and agreements described in Schedule 3.3(4) have been provided to the Purchaser.

(5) Product Guarantees, Warranties and Discounts. Except as described in Schedule 3.3(5):

     (a) the Corporation has not given any guarantee or warranty in respect of any of the products sold or the services provided by it, except warranties made in the ordinary course of the Business and in the form of the Corporation's standard written warranties, copies of which have been provided to the Purchaser, and except for warranties implied by Applicable Law;

     (b) during the three year period ended on the Closing Date, no claim has been made against the Corporation for breach of warranty or contract requirement or negligence or for a price adjustment or other concession in respect of any defect in or failure to perform or deliver any product, service or work which in any such year exceeded US$2,500;

     (c) there are no repair contracts or maintenance obligations of the Corporation in favour of the customers or users of products of the Business, except obligations incurred in the ordinary course of the Business and in accordance with the Corporation's standard terms, a copy of which has been provided to the Purchaser;

     (d) the Corporation is not now subject to any agreement or commitment, and the Corporation has not, within three years prior to the date hereof, entered into any agreement with or made any commitment to any customer of the Business which would require the Corporation to repurchase any products sold to such customers or to adjust any price or grant any refund, discount or other concession to such customer;

     (e) the Corporation is not required to provide any letters of credit, bonds or other financial security arrangements in connection with any transactions with its suppliers or customers; and

     (f) none of the Corporation's products have any design defects that would affect such product's ability to operate and perform as represented by the Corporation=s sales and marketing materials. Any past mechanical or electrical design defects have been fully corrected.

(6) Accounts Receivable. All accounts receivable, book debts and other debts owing to the Corporation reflected in the Annual Financial Statements and all accounts receivable of the Corporation arising since the Statement Date arose from bona fide transactions in the ordinary course of the Business and are good, valid, enforceable and fully collectible at the aggregate recorded amounts thereof (subject to a reasonable allowance, consistent with past practice, for doubtful accounts as reflected in the Annual Financial Statements or as previously disclosed in writing to the Purchaser). Except as disclosed in Schedule 3.3(6) such accounts receivable are not subject to any defence, set-off or counterclaim.

(7) Inventories. The inventories reflected in the Annual Financial Statements conform to applicable designs and specifications, are free from defects in workmanship and material, have been accurately valued (based on quantities determined by a physical inventory count) in accordance with GAAP on a basis consistent with prior practice, and the valuation thereof accurately reflects inventory that is damaged, obsolete, defective, unsuitable for its intended use or otherwise unsaleable in the course of the Business at normal prices. The level of inventories is consistent with that maintained by the Corporation prior to the date of this Agreement in accordance with the ordinary course of the Business in light of seasonal adjustments, market fluctuations in the industry and the requirements of its customers. The inventories of the Business are in good and merchantable condition and are usable or saleable in the ordinary course of the Business for the purposes for which they are intended except to the extent, if any, that they have been written down to net realizable value on the Annual Financial Statements, and are carried on the books of the Corporation at the lower of cost and net realizable value.

(8)  Absence of Certain Changes or Events.  Since the Statement
Date, the Corporation has not:

     (a) incurred any obligation or liability (fixed or contingent) or indebtedness, except normal trade or business obligations incurred in the ordinary course of the Business, none of which is materially adverse to the Corporation;

     (b) paid or satisfied any obligations or liability (fixed or contingent), except:

          (A)  current liabilities included in the Annual
               Financial Statements;

          (B)  current liabilities incurred since the Statement
               Date in the ordinary course of the Business; and

          (C) scheduled payments pursuant to obligations under loan agreements or other contracts or commitments described in this Agreement or in the schedules hereto;

     (c) created any Encumbrance upon any of its properties or assets, except as described in this Agreement or in the schedules hereto;

     (d) sold, assigned, transferred, leased or otherwise disposed of any of its properties or assets, except in the ordinary course of the Business;

     (e) except for the purchase of the Invacare Rights contemplated by Schedule 6.1(9), purchased, leased or otherwise acquired any properties or assets, except in the ordinary course of the Business;

     (f) waived, cancelled or written off any rights, claims, accounts receivable or any amounts payable to the Corporation, except in the ordinary course of the Business;

     (g) except for the purchase of the Invacare Rights contemplated by Schedule 6.1(9), entered into any transaction, contract, agreement or commitment, except in the ordinary course of the Business;

     (h) terminated, discontinued, closed or disposed of any plant, facility or business operation;

     (i) had a supplier terminate, or communicate to the Corporation the intention or threat to terminate, its relationship with the Corporation, or the intention to reduce substantially the quantity of products or services it sells to the Corporation, except in the case of suppliers whose sales to the Corporation are not, in the aggregate, material to the Business or the financial condition of the Corporation;

     (j) had any customer terminate, or communicate to the Corporation the intention or threat to terminate, its relationship with the Corporation, or the intention to reduce substantially the quantity of products or services it purchases from the Corporation, or its dissatisfaction with the products or services sold by the Corporation, except in the case of customers whose purchases from the Corporation are not, in the aggregate, material to the Business or the financial condition of the Corporation;

     (k) made any material change in the method of billing customers or the credit terms made available by the Corporation to its customers;

     (l) made any material change with respect to any method of management, operation or accounting in respect of the Business;

     (m) suffered any damage, destruction or loss (whether or not covered by insurance) which has materially adversely affected or could materially adversely affect the Business or the financial condition of the Corporation;

     (n) increased any form of compensation or other benefits payable or to become payable to any of the employees of the Corporation, except increases made in the ordinary course of the Business which do not exceed 4%, in the aggregate, of the amount of the aggregate salary compensation payable to all of the Corporation=s employees prior to such increase except those listed on
          Schedule 3.3(8)(n);

     (o) suffered any extraordinary loss relating to the Business;

     (p) other than in connection with the sale of the Purchased Shares pursuant to this Agreement and the purchase of the Invacare Rights contemplated by Section 6.1(9), made or incurred any material change in, or become aware of any event or condition which is likely to result in a material change in, the Business or the Corporation or its relationships with its customers, suppliers or employees; or

     (q) authorized, agreed or otherwise become committed to do any of the foregoing.

(9)  Tax Matters.

     (a) The Corporation has duly and on a timely basis prepared and filed all tax returns and other documents required to be filed by it in respect of all Taxes, and such returns and documents are complete and correct. Complete and correct copies of all such returns and other documents filed in respect of the three fiscal years of the Corporation ended on the Statement Date hereof have been provided to the Purchaser.

     (b) The Corporation has paid all Taxes which are due and payable by it in or before the date hereof. Adequate provision was made in the Annual Financial Statements for all Taxes for the period covered by the Annual Financial Statements. The Corporation has no liability for Taxes other than those provided for in the Annual Financial Statements and those arising in the ordinary course of the operation of the Business since the Statement Date.

     (c) Canadian federal and provincial income tax assessments have been issued to the Corporation covering all past periods up to and including the fiscal year ended February 28, 1996. There are no actions, suits, proceedings, investigations, enquiries or claims now made or, to the best of the Vendors' knowledge, pending or threatened against the Corporation in respect of Taxes.

     (d) There are no agreements, waivers or other arrangements providing for any extension of time with respect to the filing of any Tax return or other document or the payment of any Taxes by the Corporation or the period for any assessment or reassessment of Taxes. Subject to the right of tax authorities or other Governmental Authorities to allege that a taxation year is open for reassessment because of fraud or misrepresentation, only the fiscal years of the Corporation subsequent to February 28, 1992 remain open for reassessment for additional Taxes.

     (e) The Corporation has withheld from each amount paid or credited to any Person the amount of Taxes required to be withheld therefrom and has remitted such Taxes to the proper Tax or other Governmental Authorities within the time required under Applicable Law.

     (f) The Corporation is a Canadian-controlled private corporation, as defined in the Income Tax Act, (Canada), and has been one since the date of its incorporation.

     (g) No debt or other obligation of the Corporation has been or will be settled or extinguished on or prior to the Closing Date such that the provisions of Section 80 of the Income Tax Act (Canada) apply or would apply thereto.

(10) Bank Accounts and Authorizations. Attached as Schedule 3.3(10) is a list of all safe deposit boxes and bank accounts of the Corporation and the names of all Persons having access or signing authority and of all powers of attorney given by the Corporation.

(11) Insurance. Attached as Schedule 3.3(11) is a list of all insurance policies (including the name of the insurer, policy number, amount of coverage, type of insurance, expiry date and details of pending claims) maintained by the Corporation in respect of its assets, business operations, directors, officers and employees. All such insurance policies are valid and enforceable and in full force and effect, are underwritten by unaffiliated and reputable insurers, are sufficient for all applicable requirements of law and provide insurance, including liability and product liability insurance, in such amounts and against such risks as is customary for corporations engaged in businesses similar to that carried on by the Corporation to protect the employees, properties, assets, Business and operations of the Corporation. The Corporation is not in default with respect to the payment of any premium or compliance with any of the provisions contained in any such insurance policy and has not failed to give any notice or present any claim within the appropriate time therefor. To the best of the Vendors' knowledge, there are no circumstances under which the Corporation would be required to or, in order to maintain its coverage, should give any notice to the insurers under any such insurance policy which has not been given. The Corporation has not received notice from any of the insurers regarding cancellation of such insurance policy. The Corporation has not received notice from any of the insurers denying any claims.

(12) Capital Expenditures. The Corporation is not committed to make any capital expenditures, nor have any capital expenditures been authorized by the Corporation at any time since the Statement Date.

(13) Non-Arm's Length Matters. Except as disclosed in Schedule 3.3(13), the Corporation is not a party to or bound by any agreement with, is not indebted to, and no amount is owing to the Corporation by, the Vendors or any of the Vendors' Affiliates or any officers, former officers, directors, former directors, shareholders, former shareholders, employees (except for oral employment agreements with employees) or former employees of the Corporation or any Person not dealing at arm's length with any of the foregoing within the meaning of the Income Tax Act (Canada). Since the Statement Date, the Corporation has not made or authorized any payments to any of the Vendors or any of the Vendors' Affiliates, or any officers, former officers, directors, former directors, shareholders, former shareholders, employees or former employees of the Corporation or to any Person not dealing at arm's length with any of the foregoing within the meaning of the Income Tax Act (Canada) except for salaries and other employment compensation payable to employees of the Corporation in the ordinary course of the Business and at the regular rates payable to them. No amount is owing to the Corporation by any shareholder, director, officer or employee of the Corporation or any Person, firm or corporation not dealing at arm's length with any of the foregoing within the meaning of the Income Tax Act (Canada).

3.4  Property of Corporation.

(1) Title to Assets. The Corporation is the owner of and has good and marketable title to all of its properties and assets, including all properties and assets reflected in the Annual Financial Statements and all properties and assets acquired by the Corporation after the Statement Date, free and clear of all Encumbrances, except for:

     (a) the properties and assets disposed of, utilized or consumed by the Corporation since the Statement Date in the ordinary course of the Business;

     (b)  Encumbrances for Taxes not yet due and payable;

     (c)  the Encumbrances described in Schedule 3.4(1);

     (d) undetermined or inchoate Encumbrances incidental to current construction or current operations and statutory Encumbrances claimed or held by any Governmental Authority that have not at the time been filed or registered against the title to the asset or served upon the Corporation pursuant to law or that relate to obligations not due or delinquent; and

     (e) Encumbrances given in the ordinary course of the Business to any public utility or Governmental Authority in connection with the operations of the Business, other than security for borrowed money.

No other Person owns any assets which are being used in the Business, except for the Leased Premises and the personal property described in Schedule 3.4(6) or Schedule 3.4(1). Except in respect to Invacare Rights, there are no agreements or commitments to purchase property or assets by the Corporation, other than in the ordinary course of the Business.

(2) Real Properties. The Corporation does not have any right, title or interest in any real property except for the Corporation's leasehold interests in the Leased Premises.

(3)  Leases and Leased Premises.

     (a) Other than the lease described in Schedule 3.4(3)the lease dated November 18, 1993 between the Corporation as lessee and Aurald Enterprise Limited as lessor, as renewed on a month-to-month basis (the "Lease"), is the only agreement under which the Corporation leases any real or immovable property. A complete and correct copy of the Lease has been provided to the Purchaser.

     (b) The Corporation is exclusively entitled to all rights and benefits as lessee under the Lease, and the Corporation has not sublet, assigned, licensed or otherwise conveyed any rights in the premises subject to the Lease (the "Leased Premises") or in the Lease to any other Person.

     (c) All rental and other payments and other obligations required to be paid and performed by the Corporation pursuant to the Lease have been duly paid and performed. The Corporation is not in default of any of its obligations under the Lease and, to the best of the Vendors' knowledge, the other party to the Lease is not in default of any of its obligations under the Lease.

     (d) The terms and conditions of the Lease will not be affected by, nor will the Lease be in default as a result of, the completion of the Purchase.

(4) Status of Property. Except for environmental matters which are the subject of the separate representations and warranties contained in Section 3.4(5), the use by the Corporation of the Leased Premises is not in breach of any applicable building, zoning or other statute, by-law, ordinance, regulation, covenant, restriction or official plan, and the Corporation has adequate rights of ingress and egress for the operation of the Business in the ordinary course and, specifically:

     (a) no alteration, repair, improvement or other work that has not been completed has been ordered, directed or requested in writing by any competent Governmental Authority to be done in respect of the Leased Premises or any of the plumbing, heating, elevating, water, drainage or electrical systems, fixtures or works;

     (b) there is nothing owing by the Corporation in respect of the Leased Premises to any municipal corporation, or to any other corporation or commission owning or operating a public utility for water, gas, electrical power or energy, steam or hot water, or for the use thereof, other than current accounts in respect of which the due date has not yet passed; and

     (c) no part of the Leased Premises has been taken or expropriated by any Governmental Authority nor, to the Vendor's knowledge, has any notice or proceeding in respect thereof been given or commenced.

(5)  Environmental Matters.

     (a) The Corporation, the operation of the Business, the property and assets owned or leased by the Corporation and the use, maintenance and operation thereof have been and are in compliance with all Environmental Laws. To the best of the Vendors' knowledge, there is no pending or threatened Environmental Claim against the Corporation or, against any prior owner or occupant of any Property. The Corporation is not responsible for any clean-up or corrective action under any Environmental Laws. The Corporation has never conducted or caused to be conducted an environmental assessment or study of any of the Properties.

     (b) The Corporation has obtained all Environmental Permits necessary to conduct the Business and to own, use and operate its properties.

     (c) Except in compliance with Environmental Laws, there are no Contaminants located on or in any of the Properties, and, except in compliance with Environmental Laws, no Release of any Contaminant has occurred on or from the Properties or has resulted from the operation of the Business and the conduct of any other activities of the Corporation. Except in compliance with Environmental Laws, the Corporation has not used any of its properties or assets to produce, generate, store, handle, transport or dispose of any Contaminant and, except in compliance with Environmental Laws, none of the Properties has been or is being used as a landfill or waste disposal site.

(6) Personal Property. The Corporation is not the lessee of any personal or movable property and is not a party to any conditional sale or other title retention agreement except as disclosed in Schedule 3.4(6).

(7) Work Orders and Deficiencies. Except for environmental matters which are the subject of separate representations and warranties contained in Section 3.4(5),there are no outstanding work orders, non-compliance orders, deficiency notices or other such notices relative to the Leased Premises.

(8) Plants, Facilities and Equipment. To the best of the Vendors' knowledge, the Leased Premises are free of any structural defect. All machinery, equipment, tools, furniture, furnishings and materials used in the Business are in good working order, fully operational and free of any defect, except for normal wear and tear.

(9)  Intellectual Property.

     (a) Schedule 3.4(9) lists and contains a description of all Intellectual Property owned by the Corporation. The Corporation has good and valid title to all of the Intellectual Property, free and clear of any and all Encumbrances, except in the case of any Intellectual Property licensed to the Corporation as disclosed in
          Schedule 3.4(9). Except as indicated in Schedule 3.4(9), the Corporation has the exclusive right to use all of the Intellectual Property and has not granted any license or other rights to any other Person in respect of the Intellectual Property. None of the rights of the Corporation in the Intellectual Property will be impaired or affected in any way by the transactions contemplated by this Agreement.

     (b) The conduct of the Business and the use of the Intellectual Property does not infringe, and the Corporation has not received any notice, complaint, threat or claim alleging infringement of, any patent, trade mark, trade name, copyright, industrial design, trade secret or other Intellectual Property or proprietary right of any other Person, and the conduct of the Business does not include any activity which may constitute passing off.

3.5  Conduct of Business.

(1) Suppliers. Schedule 3.5(1) contains a list of the 20 largest suppliers (by dollar volume) of materials to the Corporation during the twelve-month period ended on the Closing Date, indicating the existing contractual arrangements with each such supplier. There is no sole-source supplier of significant materials or services to the Corporation with respect to which practical alternative sources of supply are not available on comparable terms and conditions.

(2) Customers. Schedule 3.5(2) contains a list of all customers of the Corporation during the twelve-month period ended on the Closing Date, indicating the existing contractual arrangements with each such customer.

(3) Necessary Assets. The assets owned or leased by the Corporation are adequate for the conduct of the Business as usually conducted and include all proprietary rights, trade secrets and other property and assets, tangible and intangible, applicable to or used in connection with the Business. None of the Vendors nor any other Person owns any assets which are being used in or are reasonably necessary to carry on the Business or operations of the Corporation in the normal course except the Leased Premises and the assets leased to the Corporation and described in Schedule 3.4(6).

(4) Restrictions on Doing Business. The Corporation is not a party to or bound by any agreement or commitment which would restrict or limit its rights to carry on or compete in any business or activity or to solicit business from any Person or in any geographical area or otherwise to conduct the Business as currently conducted and as proposed to be conducted. The Corporation is not subject to any legislation or any judgment, order or requirement of any court or Governmental Authority which is not of general application to Persons carrying on a business similar to the Business. There is no fact known to the Vendors that has application to the Corporation (other than general economic or industry conditions) that materially adversely affects or, as far as the Vendors can reasonably foresee, will materially adversely affect the Business that has not been set forth in this Agreement or any Schedule hereto.

(5) Contracts. The Corporation is not a party to or bound by any contract or commitment, written or oral, which has more than three months to run, involves a price or consideration of more than US$50,000 in the aggregate, or which could materially and adversely affect the business, affairs or prospects, financial or other, of the Corporation. The Corporation is in good standing and is entitled to all benefits under all contracts to which it is a party and, except as disclosed in Schedule 3.5(5), none of them is dependent upon the guarantee of or any security provided by a third party. There exists no state of facts which after notice or lapse of time or both would constitute a default or breach thereunder and to the best of the Vendors' knowledge, none of the other parties to such contracts is in material default thereunder.

3.6  Employment Matters.

(1) Employees. Schedule 3.6(1) states the name, job title, duration of employment and rate of remuneration of, and the nature of services performed by, each employee of the Corporation and indicates the names of those who have stated that they will resign or retire as a result of the transaction contemplated by this Agreement. Schedule 3.6(1) also describes the benefit plans applicable to each employee including all pension, insurance, disability, vacation, severance and other benefit plans offered by the Corporation (the "Benefit Plans").

(2) Benefit Plans. Complete and correct copies of all documentation establishing or relating to the Benefit Plans or, where such Benefit Plans are oral commitments, written summaries of the terms thereof, and the most recent financial statements and actuarial reports related thereto and all reports and returns in respect thereof filed with any regulatory agency within three years prior to the date hereof have been provided to the Purchaser. There are no pending claims by any employee covered under the Benefit Plans or by any other Person which allege a breach of fiduciary duties or violation of Applicable Law or which may result in liability to the Corporation and, to the best of the Vendors' knowledge, there is no basis for such a claim. There are no employees or former employees of the Corporation who are receiving from the Corporation any pension or retirement payments, or who are entitled to receive any such payments, not covered by a pension plan to which the Corporation is a party.

(3) Remuneration. Except as disclosed in Schedule 3.3(8)(n), since the Statement Date, no payments have been made or authorized to directors, officers or employees, except at regular rates of remuneration.

(4) Labour Matters and Employee Contracts. The Corporation is not a party to or bound by any collective agreement, is not currently conducting negotiations with any labour union or employee association and to the best of the Vendors= knowledge, during the period of five years preceding the date of this Agreement there has been no attempt to organize, certify or establish any labour union or employee association in relation to any of the employees of the Corporation. The Corporation is not a party to any written employment agreement and there is no agreement for the employment of any employee which cannot be terminated on reasonable notice and without penalty. There is no agreement or practice relating to the payment of any management, consulting, service or other fee or any bonus, pension, share of profits or retirement allowance, or any insurance, health or other employee benefit, except as disclosed in Schedule 3.6(1). There are no existing or, to the best of the Vendors' knowledge, threatened, labour strikes or labour disputes, grievances, controversies or other labour troubles affecting the Corporation or the Business.

(5)  Employee Legislation.   The Corporation has complied with
all Applicable Laws applicable to it relating to employment, including those relating to wages, hours, collective bargaining, occupational health and safety, workers' hazardous materials, employment standards, pay equity and workers' compensation.
There are no outstanding charges or complaints against the Corporation relating to unfair labour practices or discrimination or under any legislation relating to employees. The Corporation has paid in full all amounts owing under the Workers' Compensation Act (Ontario) or comparable provincial legislation, and there are no circumstances that would permit a penalty reassessment under such legislation. Except as disclosed in
Schedule 3.6(5), there are no charges or orders requiring the Corporation to comply outstanding under the Occupational Health and Safety Act (Ontario) or comparable legislation.

3.7  General Matters.

(1) Compliance with Constating Documents, Agreements and Laws. The execution, delivery and performance of this Agreement and each of the other agreements contemplated or referred to herein by the Vendors and the Corporation, and the completion of the Purchase, will not constitute or result in a violation or breach by the Corporation or the Vendors of or default by the Corporation or the Vendors under, or cause the acceleration of any obligations of the Corporation under:

     (a) any term or provision of any of the articles, by-laws or other constating documents of the Corporation;

     (b) the terms of any agreement (written or oral), indenture, instrument or understanding or other obligation or restriction to which the Corporation or the Vendors is a party or by which any of them is bound; or

     (c) any judgment, decree, order or award of any Governmental Authority of competent jurisdiction; or

     (d)  any Applicable Law.

(2) Litigation. Except for environmental matters which are the subject of separate representations and warranties contained in
Section 3.4(5), there are no actions, suits or proceedings, judicial or administrative (whether or not purportedly on behalf of the Corporation or the Vendors) pending or, to the best of the Vendors' knowledge, threatened, by or against or affecting the Corporation, at law or in equity, or before or by any court or any Governmental Authority.

3.8  Equitron, Inc.

(1) Jurisdiction and Ownership. Equitron, Inc. ("Equi-US") is a corporation incorporated under the laws of the State of New York. All of the issued and outstanding shares of Equi-US are legally and beneficially owned by James Alexander and Elleanor Alexander.

(2) Business. Other than holding title to the Invacare Rights and the sale of such rights to the Corporation as contemplated by
Section 6.1(9) and acting as shipping agent for the Corporation, Equi-US does not carry on any business of any nature, does not own or lease any property or assets whatsoever and is not entitled to receive any income.

SECTION 4  -  REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

     The Purchaser represents and warrants to each of the Vendors as stated below and acknowledges that each of the Vendors is relying on the accuracy of each such representation and warranty in entering into this Agreement and completing the Purchase.

4.1 Status. The Purchaser is a subsisting corporation under the laws of Ontario and has full corporate power and authority to execute and deliver this Agreement and to consummate the Purchase.

4.2 Due Authorization. The execution and delivery of this Agreement and the consummation of the Purchase have been duly and validly authorized by the Purchaser and no other corporate proceedings on the part of the Purchaser are necessary to authorize this Agreement or the Purchase.

4.3 Enforceability. This Agreement has been duly and validly executed and delivered by the Purchaser and is a valid and legally binding agreement of the Purchaser enforceable against the Purchaser in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting creditors' rights generally and to the qualification that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.

4.4 Contractual and Regulatory Approvals. The Purchaser and its Affiliates are under no obligation, contractual or otherwise, to request or obtain the consent or approval of any Person, and, except as set out in Schedule 4.4, no permits, licenses, certifications, authorizations or approvals of, or notifications to, any Governmental Authority are required to be obtained by the Purchaser or its Affiliates by virtue of or in connection with the execution, delivery or performance by the Purchaser of this Agreement or the completion of any of the transactions contemplated herein.

4.5 Compliance with Constating Documents, Agreements and Laws. The execution, delivery and performance of this Agreement and each of the other agreements contemplated or referred to herein by the Purchaser, and the completion of the Purchase, will not constitute or result in a violation or breach of or default under, or cause the acceleration of any obligations of the Purchase under:

     (1) any term or provision of any of the articles, by-laws or other constating documents of the Purchaser;

     (2) the terms of any agreement (written or oral), indenture, instrument or understanding or other obligation or restriction to which the Purchaser is a party or by which it is bound;

     (3) any judgment, decree, order or award of any Governmental Authority or regulatory body; or

     (4)  any Applicable Law.

SECTION 5 - FIRST RIGHT OF REFUSAL

5.1 First Right of Refusal. If, at any time prior to the fifth anniversary of the Closing Date James Alexander wishes to sell, licence or otherwise dispose, in whole or in part, of any right, title or interest in, to or under any of the Excluded Property or any other projects developed by James Alexander prior to the fifth anniversary of the Closing Date (collectively with the Excluded Property, the "First Refusal Property"), he shall first make an offer in writing to the Purchaser to sell the First Refusal Property that is offered for sale (the "Offered Property") and shall specify in such offer the price for such Offered Property, the manner of payment and the place of time of closing. James Alexander shall provide any information reasonably necessary to evaluate the First Refusal Property and to conduct due diligence investigations in respect thereof. The Purchaser may accept such offer within 30 Business Days after receipt thereof and in the event that no acceptance is received from the Purchaser within such 30 Business Day period, the offer shall be deemed to have been refused. If the offer is not accepted within such 30 Business Day period, James Alexander shall be at liberty for a further period of 60 Business Days commencing with the expiration of the first 30 Business Day period to sell the Offered Property to any Person at a price which is not less than the price and on the terms which are not more favourable than the terms at which such Offered Property was offered to the Purchaser. If no such sale is completed within such further period of 60 Business Days, James Alexander shall be required, before selling, transferring, assigning or otherwise disposing of any such Offered Property to offer such Offered Property to the Purchaser in the manner hereinbefore provided and such process shall be repeated so often as James Alexander desires to sell, transfer, assign or otherwise dispose of such Offered Property.

SECTION 6  -  CONDITIONS

6.1 Closing Conditions in Favour of the Purchaser. The obligations of the Purchaser under this Agreement are subject to the conditions stated below which are for the exclusive benefit of the Purchaser and all or any of which may be waived by the Purchaser.

(1) Vendors' Obligations. The Vendors shall have performed each of their obligations under this Agreement to the extent required to be performed on or before the Closing Date.

(2) Adverse Proceedings. No action or proceeding shall be pending or threatened which could reasonably be expected to impair or prohibit the completion of the Purchase.

(3) Status of Lease. The Vendors shall have delivered to the Purchaser (a) an acknowledgment from the lessor under the Lease that such lease is in full force and the Corporation is not in breach of any of the terms thereof, (b) any consent to the change in ownership effected by the Purchase of the Purchased Shares as may be required by the terms of such Lease, and (c) the Corporation shall have entered into a new lease with the lessor in the form attached hereto as Schedule 6.1(3).

(4) Employment Agreements. The Corporation shall have entered into an employment agreement and a non-competition agreement with each of James H. Alexander and Scott Alexander.

(5) Indebtedness of Shareholders, Directors etc. All indebtedness to the Corporation of shareholders, directors, officers and employees and any Person, firm or corporation not dealing at arm's length with any of the foregoing within the meaning of the Income Tax Act (Canada) for advances or other amounts shall have been paid in full.

(6) Releases and Resignations. The Vendors shall have delivered to the Purchaser releases and resignations of each of James
Alexander and Elleanor Alexander as directors of the Corporation as of the Closing Date.

(7) Corporate Action. All appropriate action of the directors, shareholders and officers of the Corporation shall have been taken and all requisite consents, approvals and resignations shall have been obtained to transfer the Purchased Shares to the Purchaser.

(8) Approvals, Consents, Etc. Any approval, consent, ruling, exemption or authorization that may be necessary or appropriate in respect of the transactions contemplated hereby required to be obtained by the Vendors or the Corporation shall have been received and shall be absolute or on terms reasonably acceptable to the Purchaser.

(9)  Invacare Rights. The Corporation shall have acquired the
Invacare Rights on terms and conditions specified in Schedule
6.1(9).

(10) Purchaser's Approval. The board of directors of the Purchaser shall have approved the Purchase.

(11) Approval of Counsel and Opinion. Counsel for the Vendors shall have delivered to the Purchaser a legal opinion in the form and content satisfactory to the Purchaser.

6.2 Closing Conditions in Favour of the Vendor. The obligations of the Vendors under this Agreement are subject to the conditions stated below which are for the exclusive benefit of the Vendors and all or any of which may be waived by the Vendors.

(1) Purchaser's Obligations. The Purchaser shall have performed each of its obligations under this Agreement to the extent required to be performed on or before the Closing Date.

(2) Adverse Proceedings. No action or proceeding shall be pending or threatened which could reasonably be expected to impair or prohibit the completion of the Purchase.

(3)  Personal Guarantees. Arrangements satisfactory to the
Vendors for the release of their personal guarantees of the bank indebtedness of the Corporation shall have been made by the Corporation, the Vendors and the Purchaser.

(4) Corporate Action. All appropriate action of the directors, shareholders and officers of the Purchaser shall have been taken.

(5) Approvals, Consents, Etc. Any approval, consent, ruling, exemption or authorization that may be necessary or appropriate in respect of the transactions contemplated hereby required to be obtained by the Purchaser shall have been received and shall be absolute or on terms reasonably acceptable to the Vendors.

(6) Approval of Counsel and Opinions. Counsel for the Purchaser shall have delivered to the Vendors a legal opinion in the form and content satisfactory to the Vendors.

(7) KCI Indemnity. KCI shall have executed and delivered to the Vendors an indemnity in the form and content of Schedule 6.2(7).

(8) Employee Bonus. The Corporation shall have made arrangements for the payment of employee bonus as detailed in
Schedule 6.2(8).

SECTION 7  -  SURVIVAL AND INDEMNITY

7.1 Survival. The representations, warranties and obligations contained in this Agreement or in any document delivered hereunder shall survive the closing of the transaction contemplated by this Agreement, subject to the limitations that:

     (1) the representations, warranties and obligations of the Vendors relating to any Tax liability of the Corporation which is based on misrepresentation or fraud shall continue in force indefinitely;

     (2) the representations, warranties and obligations of the Vendors relating to any Tax liability of the Corporation which is not based on misrepresentation or fraud shall terminate upon the expiration of the last to expire of any time within which an assessment, reassessment or similar document may be issued under any applicable legislation;

     (3)  the representations and warranties contained in section
          3.4(5) shall terminate on the expiry of the applicable statute of limitations in respect thereof;

     (4) all other representations and warranties of the Vendors, except for the representation and warranty of the Vendors contained in Section 3.2(2), shall terminate upon the expiration of one year after the completion of the Purchase on the Closing Date; and

     (5) no claim may be asserted for breach of any representation or warranty after the expiration of any applicable time period referred to above.

7.2 Indemnity of the Vendors. The Vendors shall jointly and severally fully indemnify the Purchaser and the Corporation for the maximum relevant period specified in Section 7.1 against all losses, liabilities, expenses, claims or other matters (a
"Claim"):

     (1) arising out of any misrepresentation or breach of warranty by the Vendors or any of them under this Agreement;

     (2) arising out of any breach or non-performance by the Vendors or any of them of any covenant or other obligation to be performed by the Vendors or any of them under this Agreement;

     (3) arising out of any assurance or commitment made to any employee of the Corporation at or prior to the Closing Time in respect of the continued operation of the Corporation's business, other than severance pay obligations in the ordinary course of business, provided that such severance pay obligations meet the minimum requirements of applicable law;

and such indemnity shall include, without limitation, reasonable expenses of investigation and legal fees and expenses in connec tion with any action or proceeding against the Corporation or the Purchaser. If the amount required to satisfy any Claim so disclosed or provided for shall exceed the amount so disclosed or provided for, the excess shall be considered to be a separate Claim in respect of which no disclosure or provision has been made. The liability of the Vendors under this Section 7.2 with regard to any misrepresentation or breach of warranty shall not extend to any Claim asserted after the applicable time period referred to in Section 7.1.

7.3 Indemnity of the Purchaser. The Purchaser shall fully indemnify the Vendors for the maximum relevant period specified in Section 7.1 against all Claims:

     (1) arising out of any misrepresentation or breach of warranty by the Purchaser under this Agreement;

     (2) arising out of any breach or non-performance by the Purchaser of any covenant or other obligation to be performed by the Purchaser under this Agreement; and

     (3) otherwise relating to the Corporation arising from the operation of the Business after the Closing Time;

and such indemnity shall include, without limitation, reasonable expenses of investigation and legal fees and expenses in connection with any action or proceeding against the Vendors. The liability of the Purchaser under this Section 7.3 with regard to any misrepresentation or breach of warranty shall not extend to any Claim asserted after the applicable time period referred to in Section 7.1.

7.4  Limitations.

     (1) The liability of the Vendors under this Section 7 with regard to any misrepresentation or breach of warranty shall not exceed C$3,000,000.

     (2) There shall be no liability under this Section 7 unless and solely to the extent that the aggregate amount of Claims exceeds C$5,000.

7.5 Notice of Claim. In the event that a party (the "Indemnified Party") shall become aware of any Claim in respect of which another party (the "Indemnifying Party") has agreed to indemnify the Indemnified Party pursuant to this Agreement, the Indemnified Party shall promptly give written notice thereof to the Indemnifying Party. Such notice shall specify whether the Claim arises as a result of a Claim by a Person against the Indemnified Party (a "Third Party Claim") or whether the Claim does not so arise (a "Direct Claim"), and shall also specify with reasonable particularity (to the extent that the information is available) the alleged factual basis for the Claim and the amount of the Claim, if known. If, through the fault of the Indemnified Party, the Indemnifying Party does not receive notice of any Claim in time to contest effectively the determination of any liability susceptible of being contested, the Indemnifying Party shall be entitled to set off against the amount claimed by the Indemnified Party the amount of any Claims incurred by the Indemnifying Party resulting from the Indemnified Party's failure to give such notice on a timely basis.

7.6 Direct Claims. With respect to any Direct Claim, following receipt of notice from the Indemnified Party of the Claim, the Indemnifying Party shall have 60 days to make such investigation of the Claim as is considered necessary or desirable. For the purpose of such investigation, the Indemnified Party shall make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate the Claim, together with all such other information as the Indemnifying Party may reasonably request. If both parties agree at or prior to the expiration of such 60-day period (or any mutually agreed upon extension thereof) to the validity and amount of such Claim, the Indemnifying Party shall immediately pay to the Indemnified Party the full agreed upon amount of the Claim, failing which the matter shall be referred to binding arbitration or in such other manner as the parties may agree.

7.7 Third Party Claims. With respect to any Third Party Claim, the Indemnifying Party shall have the right, at its expense, to participate in or assume control of the negotiation, settlement or defence of the Claim and, in such event, the Indemnifying Party shall reimburse the Indemnified Party for all the Indemnified Party's out-of-pocket expenses as a result of such participation or assumption. If the Indemnifying Party elects to assume such control, the Indemnified Party shall have the right to participate in the negotiation, settlement or defence of such Third Party Claim and to retain counsel to act on its behalf, provided that the fees and disbursements of such counsel shall be paid by the Indemnified Party unless the Indemnifying Party consents to the retention of such counsel or unless the named parties to any action or proceeding include both the Indemnifying Party and the Indemnified Party and a representation of both the Indemnifying Party and the Indemnified Party by the same counsel would be inappropriate due to the actual or potential differing interests between them (such as the availability of different defences). If the Indemnifying Party, having elected to assume such control, thereafter fails to defend the Third Party Claim within a reasonable time, the Indemnified Party shall be entitled to assume such control, and the Indemnifying Party shall be bound by the results obtained by the Indemnified Party with respect to such Third Party Claim. If any Third Party Claim is of a nature such that the Indemnified Party is required by applicable law to make a payment to any Person (a "Third Party") with respect to the Third Party Claim before the completion of settlement negotiations or related legal proceedings, the Indemnified Party may make such payment and the Indemnifying Party shall, forthwith after demand by the Indemnified Party, reimburse the Indemnified Party for such payment. If the amount of any liability of the Indemnified Party under the Third Party Claim in respect of which such payment was made, as finally determined, is less than the amount that was paid by the Indemnifying Party to the Indemnified Party, the Indemnified Party shall, forthwith after receipt of the difference from the Third Party, pay the amount of such difference to the Indemnifying Party.

7.8 Settlement of Third Party Claims. If the Indemnifying Party fails to assume control of the defence of any Third Party Claim, the Indemnified Party shall have the exclusive right to contest, settle or pay the amount claimed. Whether or not the Indemnifying Party assumes control of the negotiation, settlement or defence of any Third Party Claim, the Indemnifying Party shall not settle any Third Party Claim without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed; provided, however, that the liability of the Indemnifying Party shall be limited to the proposed settlement amount if any such consent is not obtained for any reason.

7.9 Co-operation. The Indemnified Party and the Indemnifying Party shall co-operate fully with each other with respect to Third Party Claims, and shall keep each other fully advised with respect thereto (including supplying copies of all relevant documentation promptly as it becomes available).

7.10 Exclusivity. The provision of this Section 7 shall apply to any Claim for breach of any covenant, representation, warranty or other provision of this Agreement or any agreement, certificate or other document delivered pursuant hereto (other than a Claim for specific performance or injunctive relief) with the intent that all such Claims shall be subject to the limitations and other provisions contained in this Section 7.

SECTION 8  -  CLOSING

8.1 Closing. The closing of the Purchase shall take place at the offices of McMillan Binch, Barristers & Solicitors, 38th Floor, Royal Bank Plaza, South Tower, 200 Bay Street, Toronto, Ontario, at 11:00 a.m. (the "Closing Time") on the Closing Date, at which time the Vendor shall deliver to the Purchaser certi ficates for the Purchased Shares duly endorsed in blank for transfer together with reasonable evidence of the due compliance by the Vendors with all of the conditions contained in Section
6.1 and such other documents as counsel for the Purchaser may consider necessary or appropriate against payment of the Purchase Price by the Purchaser to the Vendors and reasonable evidence of the due compliance by the Purchaser with all of the conditions set forth in Section 6.2 and such other documents as counsel for the Vendors may consider necessary or appropriate.

SECTION 9  -  ARBITRATION

9.1 Rules. Except as set forth in Section 2, any controversy or claim arising out of or relating to the Purchase shall be settled by arbitration in accordance with the Rules of Procedure for Commercial Arbitration of the Arbitration and Mediation Institute of Canada Inc., in effect at the date of commencement of such arbitration (the "Rules"), by one arbitrator (the "Arbitrator") appointed in accordance with the Rules. The arbitration will take place in the City of Toronto unless otherwise agreed and will be final and binding. The procedures and substance of the arbitration will be governed by the Arbitrations Act, 1991 of Ontario or any successor legislation, as in effect at the time of the arbitration. Disputes involving more than two parties shall be settled by one arbitration, as determined by the arbitration procedures adopted in this clause. Where by this clause any dispute or difference is to be referred to arbitration, the making of an award shall be a condition precedent to any right of action by either party against the other. Judgment upon the award rendered by the Arbitrator may be entered in any court having jurisdiction thereof. The Arbitrator may determine all questions or law and jurisdiction including questions as to whether the dispute is arbitrable and shall have the right to grant legal and equitable relief including injunctive relief and the right to grant permanent and interim injunctive relief and shall have the discretion to award costs including reasonable legal fees, interest and costs of the arbitration. The Arbitrator may not amend or otherwise alter the terms and conditions of the Purchase. Any Claim arising out of or relating to the Purchase shall be made in writing and shall be served upon the party against whom the Claim is made not more than twelve months from the date of the alleged breach, and in default, any such Claim shall be deemed to have been abandoned and shall be absolutely barred.

SECTION 10  -  MISCELLANEOUS

10.1 Shareholder Loans. The Purchaser shall cause the Corporation to repay to the Vendors their shareholder loans to the Corporation in an amount equal to C$88,695.00 in the aggregate.
The Corporation shall repay the shareholder loans pursuant to this Section 10.1 on the same day that the purchase price adjustment pursuant to Section 2.6 would be payable.

10.2 Dissolution of Equi-US. James Alexander and Elleanor Alexander shall cause Equi-US to be dissolved within 60 days after the Closing Date. During the period after the Closing Date and prior to its dissolution, Equi-US shall not carry on any business of any nature. All monies received by Equi-US after the Closing Time (other than from the Vendors) and prior to its dissolution shall be for the account of, and held in trust for, the Corporation and shall immediately be remitted by Equi-US to the Corporation.

10.3 Further Assurances. Each party shall from time to time promptly execute and deliver all further documents and take all further action reasonably necessary or appropriate to give effect to the provisions of this Agreement and to complete the Purchase.

10.4 Preservation of Books and Records. The Purchaser agrees that it will preserve the books and records of and relating to the Corporation and the Business for a period of six years from the Closing Date, or for such longer a period as is required by any Applicable Law, and will permit the Vendors or their authorized representatives reasonable access thereto in connection with the affairs of the Vendors relating to the Corporation's matters prior to the Closing Date.

10.5 Brokers. Each of the parties represents to the other that it has not employed any broker, finder, investment banker or other intermediary in connection with the transactions contemplated by this Agreement who might be entitled to a fee from the other or from the Corporation or any commission upon consummation of the transaction.

10.6 Notice. Unless otherwise specified, each Notice to a party must be given in writing and delivered personally or by courier, sent by prepaid registered mail or transmitted by fax to the party as follows:

          If to the Vendors:

          James, Scott and Elleanor Alexander
          c/o Equi-Tron Mfg. Inc.
          820 Nipissing Road, Units 3 and 4
          Milton, Ontario
          L9T 4Z9
          Fax No.: (905) 875-1468

          If to the Purchaser:

          KCI Equi-Tron Inc.
          c/o Kinetic Concepts, Inc.
          8023 Vantage Drive
          San Antonio, Texas
          78230-4726
          Attention: General Counsel
          Fax No: (210) 255-6993

          with a copy to:

          McMillan Binch
          P.O. Box 38, South Tower
          Royal Bank Plaza
          Toronto, Ontario
          M5J 2J7
          Attention: Stephen C.E. Rigby
          Fax No: (416) 865-7048



or to any other address, fax number or Person that the party designates. Any Notice, if delivered personally or by courier, will be deemed to have been given when actually received, if transmitted by fax before 3:00 p.m. on a Business Day, will be deemed to have been given on that Business Day, and if transmitted by fax after 3:00 p.m. on a Business Day, will be deemed to have been given on the Business Day after the date of the transmission.

10.7 Time.  Time shall be of the essence of this Agreement.

10.8 Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein, and each of the parties irrevocably attorns to the non-exclusive jurisdiction of the courts of Ontario.

10.9 Entire Agreement. This Agreement and the attached Schedules constitute the entire agreement between the parties with respect to the subject matter and supersede all prior negotiations and understandings. No provision may be amended or waived except in writing.

10.10     Severability.   Any provision of this Agreement which
is invalid or unenforceable shall not affect any other provision and shall be deemed to be severable.

10.11 Assignment and Enurement. No party may assign this Agreement without the prior written consent of the other parties, which consent may not be unreasonably withheld or delayed. This Agreement enures to the benefit of and binds the parties and their respective heirs, executors, administrators, personal and legal representatives, successors and permitted assigns.

10.12 Counterparts. This Agreement and any amendment, supplement, restatement or termination of any provision of this Agreement may be executed and delivered in any number of counterparts, each of which when executed and delivered is an original but all of which taken together constitute one and the same instrument.

The parties have executed this Agreement.

                                   KCI EQUI-TRON INC.


                                   By: /s/ KEITH JONES
                                   ------------------------
                                   Name: Keith Jones
                                   Title:Vice-President


                                   /S/ JAMES H. ALEXANDER
------------------------           ------------------------
Witness                            James H. Alexander


                                   /S/ ELLEANOR ALEXANDER
------------------------           ------------------------
Witness                            Elleanor Alexander


                                   /S/ SCOTT ALEXANDER
------------------------           ------------------------
Witness                            Scott Alexander